UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 14, 2012 (August 8, 2012)

Signature Group Holdings, Inc.

Nevada	001-08007	95-2815260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15303 Ventura Blvd., Suite 1600
Sherman Oaks, CA	91403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation of Certain Officers

(c)
As previously disclosed in a Proxy Statement on Form DEF 14A filed May 18, 2012, Signature Group Holdings Inc. (the “Company”) nominated for election by shareholders at the Company’s 2012 Annual Meeting held on July 24, 2012,  a slate of directors for the Board of Directors that included a mixture of new and returning directors. As further disclosed in a notice on Form 8-K/A filed on August 7, 2012 upon receipt of the certified results of the shareholder vote at the Annual Meeting, the slate of director nominees proposed by the Company was elected.  Effective as of August 6, 2012, the following individuals were elected to the Company’s reconstituted Board of Directors:

G. Christopher Colville
Philip Tinkler
John Koral
Patrick E. Lamb
Craig Noell

On this same date the Company’s Board appointed Mr. Colville to serve as Chairman of the Board and in the interest of greater governing efficiency, approved the elimination of two committees: the Executive, Legal & Risk Management Committee as well as the Governance, Nominating and Compensation Committee. The non-management directors shall be responsible for oversight of executive officer compensation and director nominations.  The Board then appointed the following directors to the Company’s Audit and newly constituted Executive Committees:

Audit Committee	Executive Committee
Patrick E Lamb – Committee Chairman	Craig Noell – Committee Chairman
G. Christopher Colville	G. Christopher Colville
John Koral	Philip Tinkler

None of the newly elected directors has, or has had since the Company’s last fiscal year, a relationship with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Also effective as of August 6, 2012, the Company’s Board of Directors appointed Mr. Craig Noell as the Company’s President in addition to his existing position of Chief Executive Officer. Mr. Kyle Ross was appointed Chief Financial Officer (formerly, his title had been Interim Chief Financial Officer) in addition to his existing position of Executive Vice President.

On August 8, 2012, the Board of Directors approved a revised non-management director compensation program that eliminated per meeting attendance fees and reduced the amount of the supplements paid to the Chairman of the Board and the Chairman of the Audit Committee, effective as of August 6, 2012, as follows:

Each independent (non-management) member of the Board of Directors shall receive annual compensation of One Hundred Thousand Dollars ($100,000), comprised of Twenty-Five Thousand ($25,000) in cash, payable in quarterly installments, and Seventy-Five Thousand Dollars ($75,000) in restricted stock of Signature’s common shares, issued annually in advance on the first business day of each calendar year. The restricted stock granted by the Company to the non-management directors shall be through the 2006 Performance Incentive Plan (the “2006 Plan”) and the per share value of the restricted stock shall be determined on the basis of the closing price of the Company’s common stock on the securities exchange or over the counter market, upon which it trades, on December 31 of the immediate preceding year of grant, subject to immediate vesting in the event (i) of a “Change in Control Event” (as defined in the 2006 Plan); (ii) of death or disability of such non-management director, or (iii) the non-management director is not re-elected to the Board of Directors or is not nominated for election to the Board by the Company after indicating a willingness to serve. The vesting and other terms of the restricted stock grant to non-management directors shall be set forth in a restricted stock award agreement between each non-management director and the Company. Should a non-management director not be nominated for election to the Board by the Company, the Company may at its sole discretion prorate the director’s final quarterly payment to the date of the scheduled Annual Meeting of shareholders at which the Board member would not be nominated.

In addition to the annual compensation, the Chairman of the Board and the Chairman of the Audit Committee shall be entitled to annual supplements (payable in quarterly advance installments) as follows:

Annual Supplements:
Chairman of the Board	$25,000
Audit Committee Chairman	$20,000

The annual compensation and the annual cash supplement for the Chairman of the Board and the Chairman of the Audit Committee as applicable shall constitute the entire compensation package for the non-management directors.

Mr. Craig Noell is a management director and will not receive any compensation for serving as such or for being the Chairman of the Executive Committee.

(b)
On August 13, 2012 the the Board of Directors also approved a non-management director compensation program for the newly elected directors Messrs. Colville and Tinkler, for the remainder of this calendar year, effective immediately, as follows:

The 2012 grant of restricted stock for Messrs. Colville and Tinkler shall occur on August 13, 2012. This grant of restricted stock shall cover the interim period from August 6, 2012 through December 31, 2012. As such, the restricted stock issuance shall be prorated based on the number of days in 2012 that Messrs. Colville and Tinkler each serve as a director. The number of shares, having a total prorated value of Thirty Thousand, One Hundred Twenty-two Dollars and Ninety-five cents ($30,122.95), shall be based on the closing share value of the restricted stock on the date of the grant. The closing share price on August 13, 2012 was $0.285, resulting in the granting of One Hundred Five Thousand, Six Hundred Ninety Five (105,695) restricted stock shares each to Messrs. Colville and Tinkler. On January 1, 2013, the restricted stock shares from this interim period shall be deemed vested. Additionally, the annual cash compensation, as well as Board Chairman supplement shall also be prorated based on the number of days in 2012 that Messrs. Colville and Tinkler each serve on the Board.

The interim equity and cash compensation and supplement for the Chairman of the Board shall constitute the entire compensation package for the newly elected non-management members of the Board for 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURE GROUP HOLDINGS, INC.
(Registrant)

Date: August 14, 2012	By:	/s/ DAVID N. BRODY

Name:	David N. Brody
Title:	Sr. Vice President, Counsel & Secretary